SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Newmont Mining Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Newmont Mining Corporation 1700 Lincoln Street Denver, CO 80203 USA

Notice of 2003 Annual Meeting of Stockholders

To the Holders of Newmont Mining Corporation Common Stock:

To the Holders of Newmont Mining Corporation of Canada Limited Exchangeable Shares:

To the Holders of Newmont Mining Corporation CHESS Depository Interests:

Notice is hereby given that the Annual Meeting of Stockholders of Newmont Mining Corporation will be held at 10:00 a.m., local time, on Wednesday, May 7, 2003, in the Hershner Room, 1700 Lincoln Street, Denver, Colorado, USA, to:

1.	Elect directors; and

2.	Transact such other business that may properly come before the meeting.

All stockholders are cordially invited to attend the meeting in person. If you are unable to attend the meeting in person, please mark, sign and date the enclosed proxy card or voting instruction form and return it promptly in the enclosed envelope. In certain instances, you can vote over the telephone or the Internet as described on the enclosed proxy card or voting instruction form. Your vote is important so that your shares will be represented and voted at the meeting even if you cannot attend.

By Order of the Board of Directors

BRITT D. BANKS

Vice President, General Counsel and Secretary

March 27, 2003

YOUR VOTE IS IMPORTANT

PROXY STATEMENT

General Information

This proxy statement is furnished to holders of Newmont Mining Corporation common stock, Newmont Mining Corporation of Canada Limited exchangeable shares, and Newmont Mining Corporation CHESS Depository Interests in connection with the solicitation of proxies on behalf of the Board of Directors of Newmont Mining Corporation (“Newmont” or the “Corporation”) to be voted at the Annual Meeting of Stockholders of Newmont to be held on May 7, 2003. Stockholders of record at the close of business on March 5, 2003 will be entitled to notice of and to vote at the meeting and at all adjournments.

Stockholders Entitled to Vote.

The holders of record of the following securities at the close of business on March 5, 2003 (the “Record Date”) are entitled to vote at Newmont’s 2003 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 7, 2003:

•	common stock of the Corporation, par value $1.60 per share (the “Newmont Common Stock”), of which there were 353,498,884 shares outstanding as of the Record Date (including shares represented by the Newmont CHESS Depository Interests (“CDIs”) referred to below);

•	exchangeable shares of Newmont Mining Corporation of Canada Limited, a Canadian corporation (“Newmont Canada”) (the “Newmont Exchangeable Shares”), of which there were 48,434,773 shares outstanding as of the Record Date and entitled to vote pursuant to the terms of the Newmont Special Voting Stock described below; and

•	CDIs, of which there were 66,921,659 outstanding as of the Record Date, which vote on a ten-for-one basis.

Voting Your Shares.

Newmont Common Stock. Each share of Newmont Common Stock that you own entitles you to one vote. Your proxy card shows the number of shares of Newmont Common Stock that you own.

•	You may vote your shares by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy” (each or any of the individuals named on the proxy card) will vote your shares as you instruct on the proxy card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Newmont Board of Directors.

•	You may vote by telephone or by the Internet by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or the Internet, you do not need to return your proxy card.

•	You may attend the Annual Meeting and vote in person. We will give you a ballot when you arrive. However, if your stock is held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. This will be the only way we can be sure that the broker, bank or other nominee has not already voted your shares on your behalf.

Newmont Exchangeable Shares. Each Newmont Exchangeable Share that you own has economic rights (such as the right to receive dividends and other distributions) that are, as nearly as practicable, equivalent to those of shares of Newmont Common Stock, as well as the right through a Voting and Exchange Trust Agreement (the “Voting Agreement”) to vote at stockholders’ meetings of the Corporation. The Newmont Exchangeable Shares, however, are not shares issued by Newmont and, therefore, a holder of Exchangeable Shares is not a registered stockholder of Newmont, but is a registered shareholder of Newmont Canada. The Newmont Exchangeable Shares are exchangeable at the option of the holders into Newmont Common Stock on a one-for-one basis.

There are two ways to vote your Newmont Exchangeable Shares:

•	You may vote by signing and returning the enclosed voting instruction form. The voting instruction form permits you to instruct Computershare Trust Company of Canada, as trustee under the Voting Agreement (the “Trustee”), to vote at the Annual Meeting. The Trustee holds one share of special voting stock of the Corporation (the “Newmont Special Voting Stock”) that is entitled to vote on all matters on which the shares of Newmont Common Stock vote. The share of Newmont Special Voting Stock has a number of votes in respect of the Annual Meeting equal to the lesser of (i) the number of Newmont Exchangeable Shares outstanding on the Record Date (other than Newmont Exchangeable Shares held by Newmont or its affiliates), or (ii) 10% of the total number of votes attaching to the Newmont Common Stock then outstanding. Based upon the number of shares of Newmont Common Stock and Newmont Exchangeable Shares outstanding as of the Record Date, the Trustee will be entitled to cast up to 35,349,888 votes at the Annual Meeting. If more than that number of votes are received, the Trustee will cast its votes for or against each matter brought before the Annual Meeting in the same proportion as reflected in the votes actually received. Computershare must receive your voting instructions by 5:00 p.m. in Toronto, Ontario, Canada, on May 1, 2003. This will give Computershare time to tabulate the voting instructions and vote on your behalf. The Trustee will exercise each vote attached to the Newmont Special Voting Stock only on the basis of instructions received from the relevant holders of Newmont Exchangeable Shares. In the absence of instructions from a holder as to voting, the Trustee will not have any voting rights with respect to such Newmont Exchangeable Share.

•	You may attend the Annual Meeting and vote in person. As a holder of Newmont Exchangeable Shares, you may attend the Annual Meeting in person to vote directly the number of votes to which you are entitled (subject to the voting limitation discussed above). Please refer to the Notice to Exchangeable Shareholders and Voting Instruction Form enclosed with this proxy material for additional instructions on voting at the meeting.

Newmont CDIs. The Newmont CDIs are units of beneficial ownership in Newmont Common Stock held by CHESS Depository Nominees Pty Ltd (ACN 071 346 506) (“CDN”), a wholly owned subsidiary of the Australian Stock Exchange Limited (ACN 008 624 691). References to Newmont Mining Corporation for purposes of Australian equity holders are to “Newmont Mining Corporation ARBN 099 065 997, organized in Delaware with limited liability,” and principally regulated in accordance with the laws and rules of Delaware. Since July 1, 2002, Newmont CDIs have traded on the Australian Stock Exchange (ASX) as a Foreign Exempt Listing granted by the ASX, which provides only an ancillary trading facility to the Corporation’s primary listing on NYSE. Newmont CDIs entitle holders to dividends and other rights economically equivalent to Newmont Common Stock on a ten-for-one basis, including the right to attend stockholders’ meetings of the Corporation. CDN, as the stockholder of record (or its proxy or substitute), will vote the underlying shares of Newmont Common Stock in accordance with the directions of the CDI holders. Your CDI Voting Instruction Form shows the number of Newmont CDIs that you own.

•	You may vote by signing and returning the enclosed CDI Voting Instruction Form. Newmont has appointed National Shareholder Services Pty Ltd in Adelaide, South Australia, Australia, as its agent with respect to the collection and processing of voting instructions from Newmont CDI holders. The enclosed CDI Voting Instruction Form permits you to instruct National Shareholder Services to vote your Newmont CDIs on your behalf. National Shareholder Services must receive your voting instructions by 5:00 p.m., Adelaide time on May 2, 2003, to give them enough time to tabulate the voting instructions on your behalf.

Revocation of Proxy or Voting Instruction Form.

Revocation of Newmont Common Stock Proxy. A stockholder who executes a proxy may revoke it by delivering to the Secretary of the Corporation, at any time before the proxies are voted, a written notice of revocation bearing a later date than the proxy or attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Written notice revoking a proxy should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203. A stockholder may substitute another person in place of those persons presently named as proxies.

Revocation of Exchangeable Shares Voting Instruction Form. A registered holder of Newmont Exchangeable Shares who has submitted a Voting Instruction Form may revoke the Voting Instruction Form by completing and signing a Voting Instruction Form bearing a later date and depositing it with the Trustee. No notice of revocation or later-dated Voting Instruction Form, however, will be effective unless received by the Trustee prior to 5:00 p.m., Toronto time, on May 1, 2003.

A non-registered holder of Newmont Exchangeable Shares may revoke a Voting Instruction Form at any time by written notice to the intermediary, except that an intermediary is not required to act on a revocation of a Voting Instruction Form that is not received by the intermediary at least ten days prior to the Annual Meeting.

Revocation of Newmont CDI Voting Instruction Form. A holder of Newmont CDIs who has completed and returned a CDI Voting Instruction Form (in the manner described above) may revoke the directions to CDN contained therein by delivering to National Shareholder Services, 180 Flinders Street, Adelaide 5000, South Australia, Australia, no later than May 2, 2003, a written notice of revocation bearing a later date than the CDI Voting Instruction Form previously sent.

Votes Required to Approve the Proposals.

The holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote at the Annual Meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, “shares of capital stock of the Corporation” include all shares of Newmont Common Stock (including shares represented by Newmont CDIs) and the maximum number of shares of Newmont Common Stock that the Trustee of the Newmont Exchangeable Shares is entitled to vote at the Annual Meeting.

Votes at the Annual Meeting will be tabulated by two inspectors of election who will be appointed by the Chairman of the meeting and who will not be candidates for election to the Board of Directors. The inspectors of election will treat shares of capital stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Election of Directors. Directors will be elected by a favorable vote of a plurality (meaning the largest number of votes cast) of those shares of capital stock present and entitled to vote, in person or by proxy, at the Annual Meeting. A stockholder may withhold votes from any or all nominees.

Other Proposals. If any other proposals are presented at the Annual Meeting they will require the approval of a majority of the votes cast on such matters.

Broker Non-Votes and Abstentions. Abstentions and broker “non-votes” as to particular matters are counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Abstentions have the same effect as votes against proposals presented to stockholders. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions to do so from the beneficial owner.

Solicitation Costs.

Proxy Solicitation. The enclosed proxy and/or voting instruction form is solicited by the Board of Directors of the Corporation. This proxy material will be mailed to the holders of Newmont Common Stock, Newmont CDIs and Newmont Exchangeable Shares on or about April 8, 2003. In addition to solicitation by mail, solicitation of proxies and voting instruction forms may be made by certain officers and regular employees of the Corporation by mail, telephone or in person. The Corporation also has retained Georgeson & Company Inc. to aid in the solicitation of brokers, banks, intermediaries, and other institutional holders in the United States for a fee of $10,000. Computershare Trust Company of Canada has been retained to assist the Corporation in the solicitation of Canadian brokers, banks, intermediaries and other institutional holders for a fee of CDN$8,000. All costs of the solicitation of proxies will be borne by the Corporation. The Corporation also will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Newmont Common Stock, Newmont Exchangeable Shares and Newmont CDIs.

Notes to Participants in Employee Retirement Plans.

Participants in the Newmont Corporation Retirement Savings Plan (Non-Union) and Newmont Corporation Retirement Savings Plan for Hourly-Rated Employees. If you are a participant in the Newmont Corporation Retirement Savings Plan (Non-Union) or Newmont Corporation Retirement Savings Plan for Hourly-Rated Employees (the “Retirement Savings Plans”) and hold Newmont Common Stock in the Retirement Savings Plans, shares of Newmont Common Stock which are held for you under the Retirement Savings Plans, as applicable, may be voted through the proxy card accompanying this mailing. The Retirement Savings Plans are administered by The Vanguard Group, as trustee. The trustee, as the stockholder of record of the Newmont Common Stock held in the Retirement Savings Plans, will vote the shares held for you in accordance with the directions you give on the enclosed proxy card, provided that you return the proxy card duly signed and dated to the address indicated on the enclosed envelope. If the proxy cards representing shares of Newmont Common Stock held under the Retirement Savings Plans are not returned duly signed and dated, the Administration Committees of the Retirement Saving Plans shall instruct the trustee with respect to how to vote any such shares for which instructions are not received.

Participants in the Canadian Employee Share Savings Program. If you are a participant in the Employee Share Savings Program, a non-registered Canadian Savings Plan (“Savings Plan”), shares of Newmont Common Stock that are held for you under this Savings Plan may be voted through the proxy card accompanying this mailing. The Savings Plan is administered by Sun Life Financial (“Sun Life”). Sun Life, as the stockholder of record of the Newmont Common Stock held in the Savings Plan, will vote the shares held for you in accordance with the directions you give on the enclosed proxy card, provided that you return the proxy card duly signed and dated to the address indicated on the enclosed envelope. If the proxy cards representing shares of Newmont Common Stock held under the Savings Plan are not returned duly signed and dated, your shares will not be voted.

Relationship with Independent Public Accountants

Newmont’s Board of Directors, upon recommendation of the Audit Committee, approved dismissal of Arthur Andersen LLP (“Andersen”) as the Corporation’s independent auditors effective May 23, 2002.

Andersen served as the Corporation’s independent auditors for the fiscal years ended December 31, 2001 and December 31, 2000. Andersen’s reports on the Corporation’s financial statements for each of the years ended December 31, 2001 and December 31, 2000 (the “Reports”) did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 2001, and the subsequent interim period through March 31, 2002, there were no disagreements with Andersen within the meaning of Instruction 4 of Item 304 of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Andersen’s satisfaction would have caused Andersen to make reference to the subject matter of the disagreements in connection with its Report. During the term of Andersen’s engagement, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934).

The Board of Directors appointed the firm of PricewaterhouseCoopers LLP to serve as the Corporation’s independent auditors for fiscal year 2002. PricewaterhouseCoopers LLP’s engagement commenced May 23, 2002. During the two fiscal years of the Corporation ended December 31, 2001, and the subsequent interim period through March 31, 2002, the Corporation did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

On May 23, 2002, the Corporation filed a Current Report on Form 8-K, reporting the dismissal of Andersen and engagement of PricewaterhouseCoopers LLP. A letter from Andersen addressed to the Securities and Exchange Commission stating that Andersen agrees with the statements made by the Corporation in the Current Report on Form 8-K was included as Exhibit 16.1.

Representatives of PwC are expected to be present at the Annual Meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

PwC billed the following fees in 2002 for professional services rendered to Newmont:

Audit Fees(1)	$4,135,266
Financial Information Systems Design and Implementation Fees	-0-
All Other Fees(2)	$695,320

(1) Includes:
Reaudit of financial statements for years ended 1999, 2000 and 2001	$1,402,503
(2) Includes:
Audit Related Fees	$50,202
Tax services other than those directly related to the audit	$522,598
Other service fees prior to appointment as auditor	$122,520

The Audit Committee has determined that the provision of services under “Financial Information Systems Design and Implementation Fees” and “All Other Fees” was and is compatible with maintaining the independence of PwC. On March 18, 2003, the Corporation’s Audit Committee determined to reappoint PwC as the Corporation’s auditors for its 2003 fiscal year.

Stockholder Proposals for 2004 Annual Meeting

For a stockholder proposal, including a proposal for the election of a director, to be included in the proxy statement and form of proxy for the 2004 Annual Meeting, the proposal must have been received by us at our principal executive offices no later than December 9, 2003. Proposals should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado, USA 80203. We are not required to include in our proxy statement a form of proxy or stockholder proposal that was received after that date or otherwise fails to meet the requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.

In addition, under our by-laws, stockholders must give advance notice of nominations for a director or other business to be addressed at the 2004 Annual Meeting no later than the close of business on March 8, 2004. The advance notice must have been delivered to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado, USA 80203.

Election of Directors

Nominees. Each of the 14 persons named below is a nominee for election as a director at the Annual Meeting for a term of one year or until his successor is elected and qualifies. Unless authority is withheld, the proxies will be voted for the election of such nominees. All such nominees are currently serving as directors of the Corporation. All such nominees were elected to the Board of Directors at the last Annual Meeting. If any such nominee cannot be a candidate for election at the Annual Meeting, then the proxies will be voted either for a substitute nominee designated by the Board of Directors or for the election only of the remaining nominees.

The following table sets forth information as to each nominee for election, including his age (as of the record date), background and principal occupations:

Nominee	Director Since

GLEN A. BARTON (63) Chairman and Chief Executive Officer of Caterpillar Inc. since 1999, Vice Chairman thereof from 1998 to 1999 and Group President from 1990 to 1998. Director of Inco Limited.	2001

VINCENT A. CALARCO (60) Chairman, President and Chief Executive Officer of Crompton Corporation, a specialty chemical company, since 1996 and President and Chief Executive Officer thereof from 1985 to 1996. Trustee of Polytechnic University of New York and Chemical Heritage Foundation and Director of American Chemistry Council and Consolidated Edison, Inc.	2000

JAMES T. CURRY, JR. (66) Retired Chief Executive Officer of the Minerals Division of The Broken Hill Proprietary Company Limited, a natural resources company, having served in that position from 1987 to 1991, and retired Director of The Broken Hill Proprietary Company Limited, having served in that position from 1988 to 1991. Director of SRI International.	1997

JOSEPH P. FLANNERY (70) Chairman, President and Chief Executive Officer of Uniroyal Holding, Inc., a holding company, since 1987. Director of ArvinMeritor, Inc., Kmart Corporation and The Scotts Company.	1982

Nominee	Director Since

MICHAEL S. HAMSON (62) Chairman, Hamson Consultants Pty Ltd, a consulting company, since 1987; Joint Chairman and Chief Executive Officer of McIntosh Hamson Hoare Govett Limited (now Merrill Lynch Australia) from 1972 to 1986 and Director and Deputy Chairman of Normandy Mining Limited from 1987 to 2002. Director and Chairman of Technology Venture Partners Pty Ltd and Solar Systems Pty Ltd.	2002

LEO I. HIGDON, JR. (56) President of College of Charleston since 2001, President of Babson College from 1997 to 2001 and Dean and Charles C. Abbott Professor of the Darden Graduate School of Business Administration at the University of Virginia from 1993 to 1997. Director of Crompton Corporation and Eaton Vance Corp.	1995

PIERRE LASSONDE (55) President of Newmont since 2002, Co-Chief Executive Officer of Franco-Nevada Mining Corporation Limited from 1999 to 2002 and President thereof from 1982 to 2002, President and Chief Executive Officer of Euro-Nevada Mining Corporation Limited from 1985 to 1999 and Director of Normandy Mining Limited from 2001 to 2002. Director of Enghouse Systems Limited.	2002

ROBERT J. MILLER (57) Partner at Jones Vargas, a law firm, since 1999, Partner at Miller and Behar Strategies since January 2003, and Governor of the State of Nevada from 1989 to 1999. Director of Zenith National Insurance Corp., America West Holdings Corporation, International Game Technology and Wynn Resorts, Limited.	1999

WAYNE W. MURDY (58) Chairman of the Board of Newmont since 2002 and Chief Executive Officer since 2001, President thereof from 1999 to 2002, Executive Vice President and Chief Financial Officer from 1996 to 1999 and Senior Vice President and Chief Financial Officer from 1992 to 1996. Director of Tom Brown, Inc. and Trustee of the Denver Art Museum.	1999

ROBIN A. PLUMBRIDGE (67) Retired Chairman of Gold Fields of South Africa Limited, a natural resources company, having served in that position from 1980 to 1997, and Chief Executive Officer thereof from 1980 to 1995. Director of Standard Bank Group Limited.	1983

JOHN B. PRESCOTT (62) Chairman of Australian Submarine Corporation Pty Ltd since 2000, Chief Executive Officer and Managing Director of The Broken Hill Proprietary Company Limited, a natural resource company, from 1991 to 1998 and Director of Normandy Mining Limited from 1999 to 2002.	2002

MICHAEL K. REILLY (70) Retired Chairman of Zeigler Coal Holding Company, a coal producer, having served in that position from 1985 to 1998, and Chief Executive Officer thereof from 1983 to 1994.	1994

SEYMOUR SCHULICH (63) Chairman of Newmont Capital Limited(1) since 2002, Chairman and Co-Chief Executive Officer of Franco-Nevada Mining Corporation Limited from 1999 to 2002, Chairman and Chief Executive Officer of Franco-Nevada Mining Corporation Limited from 1982 to 1999, and Chairman of Euro-Nevada Mining Corporation Limited from 1985 to 1999. Director of BlackRock Ventures Inc.	2002

Nominee	Director Since

JAMES V. TARANIK (62) Dean of Mackay School of Mines at the University of Nevada, Reno since February 2003, Regents Professor and Arthur Brant Chair of Geophysics at the University of Nevada since 1998 and President and Chief Executive Officer Emeritus of Desert Research Institute, University and Community College System of Nevada, an environmental research organization, since 1998. Director of e-Quake, Inc., American Geological Institute Foundation, Mountain States Legal Foundation and UNR Great Basin Center for Geothermal Energy.	1986

(1)	A subsidiary of Newmont.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ALL OF THE FOREGOING NOMINEES AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXIES NAMED THEREON INTEND SO TO VOTE.

Independence of Directors. Each of the nominees for election as director are independent of management and the Corporation, except for Mr. Murdy and Mr. Lassonde, who are officers of the Corporation, and Mr. Schulich, who is a consultant for a subsidiary of the Corporation. The Board of Directors has determined that the members designated as “independent” have no relationship with the Corporation that may interfere with the exercise of their independence from management and the Corporation. In making the independence determination, the Board considered the requirements of the New York Stock Exchange and the Corporation’s Corporate Governance Guidelines. Among other factors, the Board considered current or previous employment with the Corporation, its auditors or their affiliates by the director or his immediate family members, ownership of voting securities of the Corporation, and material relationships with the Corporation.

With respect to material relationships, the following relationships are not considered to be material for purposes of assessing independence: service as an officer, director, employee or trustee of, or greater than five percent beneficial ownership in (a) a supplier to the Corporation if the annual sales to the Corporation are less than one percent of the sales of the supplier; (b) a lender to the Corporation if the total amount of the Corporation’s indebtedness is less than one percent of the total consolidated assets of the lender; or (c) a charitable organization if the total amount of the Corporation’s annual charitable contributions to the organization are less than three percent of that organization’s annual charitable receipts (excluding any amounts received through the Corporation’s employee matching program for charitable contributions).

Stock Ownership. As of March 5, 2003, the directors and executive officers of the Corporation as a group beneficially owned in the aggregate 14,073,938 shares of Newmont Common Stock (including shares represented by Newmont CDIs) and Newmont Exchangeable Shares, constituting approximately 3.6% of the voting power of the outstanding capital stock of the Corporation. Except as set forth below, no director or executive officer beneficially owned (a) more than 1% of the outstanding shares of Newmont Common Stock, Newmont Exchangeable Shares or Newmont CDIs, or (b) shares with voting power in excess of 1% of the voting power of the outstanding capital stock of the Corporation. Each director and executive officer has sole voting power and dispositive power with respect to all shares beneficially owned by them, except as set forth below.

Messrs. Lassonde and Schulich beneficially owned 2,909,725 and 8,160,393 shares, respectively, of Newmont Exchangeable Shares, constituting in the aggregate 5.6% and 16.8%, respectively, of the outstanding Newmont Exchangeable Shares. Mr. Lassonde owned less than 1% of the voting power of the outstanding capital stock of the Corporation, and Mr. Schulich owned 2.1% of the voting power of the outstanding capital stock of the Corporation, which is comprised of 35,349,888 voting exchangeable shares and 353,498,884 common shares.

The following table sets forth the number of shares of Newmont Common Stock, including in the form of Newmont CDIs, and Newmont Exchangeable Shares beneficially owned by Newmont’s directors and executive officers at March 5, 2003:

Name of Beneficial Owner	Shares Owned		Restricted Stock(1)	401-K Plan(2)	Option Shares(3)	Beneficial Ownership Total		Percent of Class
Glen A. Barton	2,185		–0–	–0–	–0–	2,185		*
Vincent A. Calarco	3,154		–0–	–0–	–0–	3,154		*
James T. Curry, Jr.	6,823		–0–	–0–	–0–	6,823		*
John A. S. Dow	7,590		20,095	1,327	370,280	399,292		*
Joseph P. Flannery	10,114		–0–	–0–	–0–	10,114		*
David H. Francisco	4,560		19,761	4,639	384,500	413,460		*
M. Craig Haase	11,129		–0–	–0–	–0–	11,129		*
Michael S. Hamson	10,632	(4)	–0–	–0–	–0–	10,632	(4)	*
Bruce D. Hansen	11,353		15,111	4,763	223,165	254,392		*
Leo I. Higdon, Jr.	6,728		–0–	–0–	–0–	6,728		*
Pierre Lassonde	2,909,725	(5)(6)	–0–	–0–	593,760	3,503,485	(5)(6)	*
Robert J. Miller	4,166		–0–	–0–	–0–	4,166		*
Wayne W. Murdy	26,833		36,324	1,628	444,750	509,535		*
Robin A. Plumbridge	9,863		–0–	–0–	–0–	9,863		*
John B. Prescott	889		–0–	–0–	–0–	889		*
Moeen A. Qureshi	6,480		–0–	–0–	–0–	6,480		*
Michael K. Reilly	22,369		–0–	–0–	–0–	22,369		*
Seymour Schulich	8,160,393	(5)	–0–	–0–	–0–	8,160,393	(5)	2%
James V. Taranik	7,696		–0–	–0–	–0–	7,696		*
All directors and executive officers as a group, including those named above (27 persons)	11,349,706	(7)	125,031	19,197	2,582,092	14,073,938		3.5%

(1)	Restricted shares of Newmont Common Stock awarded under the Corporation’s Intermediate Term Incentive Compensation Plan. These shares can be voted, but are subject to forfeiture risk or other restrictions.
(2)	Equivalent shares of Newmont Common Stock held by the trustee of the Corporation’s Retirement Savings Plan (Non-Union). Participants in such plan instruct the trustee as to how the participant’s shares should be voted.
(3)	Shares of Newmont Common Stock that could be purchased by the exercise of stock options as of March 5, 2003, or by May 5, 2003, under the Corporation’s employee stock option plans.
(4)	Includes 97,434 Newmont CDIs representing beneficial ownership of 9,743 shares of Newmont Common Stock on a ten-for-one basis, and 889 shares of Newmont Common Stock. Mr. Hamson shares voting and investment power with respect to 48,000 Newmont CDIs (representing 4,800 shares of Newmont Common Stock on a ten-for-one basis) held through an Australian proprietary company, as trustee for the benefit of Mr. Hamson’s wife.
(5)	Includes Newmont Exchangeable Shares which are exchangeable one-for-one for Newmont Common Stock.
(6)	Mr. Lassonde is deemed to have shared voting and investment power with respect to 56,032 Newmont Exchangeable shares held for the benefit of a family trust.
(7)	Includes 13,420 shares of Newmont Common Stock as to which an executive officer not named above has shared voting and investment power with his spouse.
*	Less than one percent of the outstanding shares of Newmont Common Stock and Newmont Exchangable Shares.

Certain Beneficial Owners of the Corporation. The following table sets forth information with respect to each person known by the Corporation to be the beneficial owner of more than 5% of any class of the Corporation’s voting securities. The share information contained herein is based on filings with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percentage of Class(3)
FMR Corp. 82 Devonshire Street Boston, MA 02109	Common Stock	32,420,140(1)	9.201%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	Common Stock	24,905,500(2)	6.2%

(1)	As of December 31, 2002, FMR Corp. (“FMR”) beneficially owned 32,420,140 shares of Newmont Common Stock. FMR is a parent company and its report also covered interests owned or controlled by its affiliates. FMR reported sole power to vote 1,781,918 shares and sole power to dispose of all such shares. It did not share power to vote or dispose any shares.
(2)	As of December 31, 2002, Capital Research and Management Company (“CRMC”) beneficially owned 24,905,500 shares of the Corporation’s common stock. CRMC is a registered investment adviser that provides investment advisory services to various investment companies. CRMC reported that it has sole power to dispose of all such shares, but no power to vote the shares. It disclaimed beneficial ownership of all reported shares.
(3)	Excludes Newmont Exchangeable Shares.

Directors’ Fees. In January 2003, the Board voted to increase the compensation payable to the directors who are neither officers nor employees of the Corporation. The new compensation plan will be effective as of the date of the 2003 Annual Meeting of Stockholders. The increase reflects the increased size and complexity of the Corporation’s business and operations, and the levels of compensation paid to directors of other companies of similar size and complexity. The changes were evaluated by the Board and its Compensation and Management Development Committee in consultation with independent compensation consultants.

Directors who are neither officers nor employees of the Corporation will be entitled to receive $35,000 per annum for serving as directors, increased from $25,000 for prior periods, and a fee of $1,000 per meeting of the Board of Directors. Each director who is neither an officer nor an employee of the Corporation is entitled to receive an attendance fee of $1,000 per meeting of a committee of which he is a member, which represents a $250 increase per meeting for committee members. The chairman of each committee will continue to receive a fee of $1,000 per meeting.

In recognition of the additional time and effort devoted by the chairman of each committee, each non-employee chairman will receive an annual cash retainer. The chairman of the Audit Committee will receive an annual retainer of $15,000, and the chairman of each of the other committees will receive an annual retainer of $5,000.

As in the past, pursuant to the Corporation’s 2000 Non-Employee Directors Stock Plan (the “Directors Stock Plan”), directors who are neither officers nor employees of the Corporation or any of its subsidiaries receive the equivalent of $25,000 of shares of common stock of the Corporation annually on the first business day following their election or re-election at the Corporation’s Annual Meeting, unless the director elects not to receive such a stock award. If a person who is neither an officer nor employee of the Corporation or any of its subsidiaries becomes a director in any calendar year after the date of the Corporation’s Annual Meeting held in such calendar year, such person will receive the equivalent of $25,000 of shares of Newmont Common Stock of the Corporation on the first business day following such person’s election as a director of the Corporation, unless such person elects not to receive such a stock award. Shares awarded under the Directors Stock Plan may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the director until the earliest of the expiration of five years after the date of receipt of such shares by the director, the date the director ceases to be a director by reason of death or disability, or the later of (i) the date the director ceases to be a director for any reason other than death or disability or (ii) the expiration of six months after the date of receipt of such shares by the director. However, a director may sell, transfer or assign shares awarded under the Directors Stock Plan to, or instruct the Corporation to issue such shares directly to, a member of the director’s immediate family or a trust or certain other entities solely for the benefit of, or owned by, the director or any such immediate family members.

In 2002, each director who was neither an officer nor employee of the Corporation or any of its subsidiaries was entitled to elect to receive stock options under the Directors Stock Plan in place of his annual cash retainer. Mr. Barton made such an election and received grants of stock options to purchase the Corporation’s Common Stock following the regular May and November Board of Directors meetings of 1,334 and 1,591 options at a grant price of $28.11 and $23.57, respectively. The number of stock options granted was determined by dividing $12,500 by the fair market value of Newmont Common Stock on the option grant date and multiplying the result by three. In addition, each such director was entitled to elect to receive stock options under the Directors Stock Plan in place of the annual stock award. Mr. Qureshi made such an election and received 2,667 options at a grant price of $28.11 following the regular Board of Directors meeting in May. The number of options granted was determined by multiplying the number of shares of the Corporation’s common stock that would have comprised the director’s stock award if no such election had been made, by three. The options described in this paragraph had an exercise price equal to the fair market value of the common stock of the Corporation on the grant date of the option. Under the new director compensation plan, approved by the Board of Directors in January 2003 to be effective May 7, 2003, directors will not be entitled to receive stock options in place of other compensation.

In addition, the Corporation has a program under which it makes annual charitable contributions to qualified United States charitable programs at the request of each director who is not an officer or employee of the

Corporation or any of its subsidiaries: $2,500 matching gift to a qualified cultural or charitable organization or hospital; $5,000 matching gift to a qualified educational organization; and $2,500 gift, with no matching requirement, to an educational or charitable organization.

As a director of the Corporation, Mr. Schulich is entitled to receive the cash retainer and meeting fees described above. Mr. Schulich also receives (a) $25,000 in cash per year for serving as the non-executive chairman of Newmont Capital Limited, a wholly-owned subsidiary of the Corporation (“Newmont Capital”), and (b) $250,000 in cash per year pursuant to a three-year Consulting Agreement with Newmont Capital, entered into on April 1, 2002 and expiring on March 31, 2005, under which he provides general merchant banking advice and guidance. The Consulting Agreement was entered into, in part, in lieu of $750,000 in severance compensation that Mr. Schulich otherwise would have received following his resignation as an officer and employee of Franco-Nevada Mining Corporation Limited. Because he serves as an officer of and consultant to a subsidiary of the Corporation, Mr. Schulich is deemed to be ineligible to participate in the Corporation’s 2000 Non-Employee Directors Stock Plan, which means that he is not eligible to receive the annual $25,000 restricted stock award received by other non-employee directors of the Corporation, and he is not eligible to receive stock options under that Plan. In recognition of Mr. Schulich’s contribution to the succcessful sale of Newmont’s interest in the TVX-Newmont Americas joint venture and the conversion of Newmont’s approximate 45% equity interest in Echo Bay to a 13.8% equity interest in Kinross Gold Corporation, the Board of Directors awarded him a special award of $350,000. Mr. Schulich’s Consulting Agreement provides for such awards.

Pierre Lassonde, President of the Corporation and a director, entered into an Employment Agreement with a wholly owned subsidiary of the Corporation. See Executive Agreements on Page 17 for a description of Mr. Lassonde’s agreement.

The Corporation’s retirement policy for directors provides that, except at the request of the Board, no director may stand for reelection to the Board of Directors after reaching age 72. Unless otherwise agreed in advance, employee directors retire from the Board of Directors when they retire from employment with the Corporation.

On retirement from the Board of Directors at any time after attaining age 65, a director who was serving on the Board of Directors on January 27, 1999 and who is not entitled to a pension under the Corporation’s Pension Plan (i.e., a director who has not been an officer or employee of the Corporation or any of its subsidiaries) and who has served for at least ten consecutive years as a director of the Corporation is entitled to be paid an annual sum of $25,000 and an amount equal to the per annum fee paid to him in the year 2002, for life.

Corporate Governance

Directors’ Meetings. During 2002, the Board of Directors held ten meetings. Each incumbent director attended more than 75% of all meetings of the Board of Directors and committees of the Board of Directors on which he served for the period during which he was a member, except for Messrs. Miller and Lassonde, who attended 73% and 71%, respectively, of all such meetings.

Board Committees. The Board of Directors has, in addition to other standing committees, Audit, Compensation and Management Development, and Corporate Governance and Nominating Committees. All members of these three committees are independent, as independence is defined in the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Guidelines. The members of these committees are:

Audit Committee	Compensation and Management Development Committee	Corporate Governance and Nominating Committee
Vincent A. Calarco	Glen A. Barton	Glen A. Barton
James T. Curry, Jr.	Vincent A. Calarco	Joseph P. Flannery
Michael S. Hamson	Joseph P. Flannery(1)	Leo I. Higdon, Jr.(1)
Robin A. Plumbridge(1)	Robin A. Plumbridge	Robert J. Miller
James V. Taranik	John B. Prescott	Moeen A. Qureshi
Michael K. Reilly

(1)	Chairman

Audit Committee. The Audit Committee, consisting entirely of independent directors, assists the Board in its oversight of the integrity of the Corporation’s financial statements and the Corporation’s compliance with legal and regulatory requirements and corporate policies and controls. The Audit Committee has the sole authority to retain and terminate the Corporation’s independent public accountants, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by the Corporation’s independent public accountants. The Audit Committee is responsible for confirming the independence and objectivity of the independent public accountants. The Audit Committee is also responsible for preparation of the annual report of the audit committee for public disclosure in the Corporation’s proxy statement. Unrestricted access to the Audit Committee is given to the Corporation’s independent public accountants, the Vice President and Global Controller and the Group Executive of Internal Audit. During 2002, the Audit Committee held eleven meetings. The Board of Directors has adopted an amended and restated Charter for the Audit Committee. The Audit Committee Charter, as amended, is attached as Appendix A.

Compensation and Management Development Committee. The Compensation and Management Development Committee, consisting entirely of independent directors, is responsible for discharging the responsibilities of the Board relating to management development and compensation of the Corporation’s directors, Chief Executive Officer and other executive officers. The Compensation and Management Development Committee is also responsible for the annual report on executive compensation for public disclosure in the Corporation’s proxy statement. During 2002, the Compensation and Management Development Committee held five meetings.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee, consisting entirely of independent directors, proposes to the Board of Directors slates of directors to be recommended for election at the Annual Meeting of Stockholders (and any directors to be elected by the Board of Directors to fill vacancies) and slates of officers to be elected by the Corporation’s Board of Directors. It also advises the Board of Directors on various corporate governance issues, and leads the Board in its annual review of the Board’s performance. During 2002, the Corporate Governance and Nominating Committee held four meetings. The Corporate Governance and Nominating Committee will consider for nomination to become directors any persons recommended by stockholders. Recommendations may be submitted to the Corporate Governance and Nominating Committee in care of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado, USA 80203.

Corporate Governance Guidelines. The Corporation has adopted Corporate Governance Guidelines that outline the important policies and practices regarding the governance of the Corporation. In addition, each of the Audit, Compensation and Management Development, and Corporate Governance and Nominating Committees have adopted new charters outlining their responsibilities and operations. The Corporate Governance Guidelines and the charters are available at www.newmont.com under the Investor Information section.

Executive Compensation

Summary of Cash and Certain Other Compensation. The following table shows the total compensation earned by or paid to the Chief Executive Officer and each of the Corporation’s four most highly compensated executive officers in 2002, other than the Chief Executive Officer, for services rendered in all capacities to the Corporation and its subsidiaries in 2002, 2001 and 2000.

Summary Compensation Table

Long Term Compensation
		Annual Compensation					Awards				Payouts
Name and Principal Position	Year	Salary			Bonus(1)		Restricted Stock Awards			Securities Underlying Options(#)	LTIP Payouts		All Other Compensation(2)
Wayne W. Murdy Chief Executive Officer	2002 2001 2000	$ $ $	660,750 608,000 446,167	(3) (3) (3)	$ $ $	615,110 887,425 331,435	$ $ $	620,506 649,948 311,127	(4) (5) (5)	135,000 90,000 –0–	$ $ $	620,506 649,952 311,150	$ $ $	12,000 12,000 12,000

Pierre Lassonde(7) President	2002 2001 2000		$322,642 — —	(3)		$399,696 — —		$368,213 — —	(4)	60,000 — —		$368,213 — —		–0– — —

David H. Francisco Executive Vice President, Operations	2002 2001 2000	$ $ $	395,833 364,500 310,000		$ $ $	256,648 403,228 195,527	$ $ $	269,909 282,013 193,789	(4) (5) (5)	60,000 40,000 –0–	$ $ $	269,909 282,050 193,789	$ $ $	12,000 8,500 8,500

John A. S. Dow Executive Vice President and Managing Director, Newmont Australia Limited	2002 2001 2000	$ $ $	333,333 317,667 279,167		$ $ $	224,458 272,002 161,241	$ $ $	227,292 245,808 174,511	(4) (5) (5)	40,000 40,000 –0–	$ $ $	227,292 245,781 174,517	$ $ $	25,750 25,750 32,917	(6) (6) (6)

Bruce D. Hansen Senior Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	320,833 295,167 268,708		$ $ $	216,041 238,765 158,256	$ $ $	218,768 200,967 168,255	(4) (5) (5)	60,000 30,000 –0–	$ $ $	218,768 200,990 168,271	$ $ $	12,000 12,000 10,356

(1)	Amounts shown represent bonuses earned under the Corporation’s 2002 Annual Incentive Compensation Plan. All amounts are paid in cash.
(2)	Contributions and credits to the Corporation’s Retirement Savings Plan and non-qualified supplemental Savings Equalization Plan.
(3)	Includes director’s fees paid to Mr. Murdy of $10,750, $8,000, and $7,000 in 2002, 2001 and 2000, respectively, and to Mr. Lassonde of $5,000 in 2002.
(4)	Value of restricted shares of Newmont Common Stock awarded under the Corporation’s Intermediate Term Incentive Compensation Plan for 2002. Dividends are payable on the shares awarded. These shares vest over a two-year period and were issued on March 18, 2003 in the following amounts:
#
Wayne W. Murdy	24,191
Pierre Lassonde	14,355
David H. Francisco	10,523
John A. S. Dow	8,861
Bruce D. Hansen	8,529

The number of restricted shares of Newmont Common Stock held by the named executive officers and the value of such shares on December 31, 2002 were as follows:

	#	$
Wayne W. Murdy	36,324	1,061,750
Pierre Lassonde	—	—
David H. Francisco	19,761	577,614
John A. S. Dow	20,095	587,376
Bruce D. Hansen	15,111	441,694

(5)	Value of restricted shares of Newmont Common Stock awarded under the Corporation’s Intermediate Term Incentive Compensation Plan for 2001 and 2000. Dividends are payable on the shares awarded. These shares vest over a two-year period and were issued in January 2002 and January 2001, respectively, in the following amounts:
	2001	2000
Wayne W. Murdy	29,993	18,399
Pierre Lassonde	—	—
David H. Francisco	13,014	11,460
John A. S. Dow	11,342	10,320
Bruce D. Hansen	9,274	9,950

(6)	Includes $13,750, $13,750 and $20,917 paid by the Corporation to Mr. Dow pursuant to an Agreement dated August 20, 1999. The amount reimburses Mr. Dow for premiums paid in 2002, 2001 and 2000, respectively, for term life insurance for himself and his spouse and for taxes arising as a result of such payment. The insurance is designed to address certain estate planning complications related to Mr. Dow’s then status as a non-U.S. citizen residing in the United States.
(7)	Mr. Lassonde was elected President of Newmont on February 16, 2002, following the acquisition of Newmont Canada (formerly Franco-Nevada Mining Corporation Limited). He was elected a director of Newmont on March 13, 2002.

Stock Options. The following table contains information concerning the grant of stock options in 2002 under Newmont’s 1996 and 1999 Employees Stock Plan with respect to the named executive officers:

Option Grants in 2002

Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in 2002	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value $(1)
Wayne W. Murdy	90,000 45,000	(2) (3)	4.1716 2.0858	28.56 23.99	May 14, 2012 November 20, 2012	$ $	1,404,297 596,380
Pierre Lassonde	30,000 30,000	(2) (2)	1.3905 1.3905	28.56 23.99	May 14, 2012 November 20, 2012	$ $	468,099 397,587
David H. Francisco	40,000 20,000	(2) (2)	1.8541 0.9270	28.56 23.99	May 14, 2012 November 20, 2012	$ $	624,132 265,058
John A. S. Dow	30,000 10,000	(2) (3)	1.3905 0.4635	28.56 23.99	May 14, 2012 November 20, 2012	$ $	468,099 132,529
Bruce D. Hansen	40,000 20,000	(2) (2)	1.8541 0.9270	28.56 23.99	May 14, 2012 November 20, 2012	$ $	624,132 265,058

(1)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Corporation’s use of this model should not be construed as an endorsement of its accuracy at valuing options. The following assumptions were made for purposes of calculating the Grant Date Present Value: (i) an option life of eight years, (ii) volatility at 51%, (iii) a dividend yield at 0.5%, and (iv) a weighted average risk-free interest rate of 3.4%. The real value of the options in this table depends upon the actual performance of the Corporation’s Common Stock during the applicable period.
(2)	Granted on May 14, 2002, and exercisable in four annual increments of 25% each, commencing on May 14, 2003.
(3)	Granted on November 20, 2002, and exercisable in four annual increments of 25% each, commencing on November 20, 2003.

Option Exercises and Holdings. The following table sets forth information concerning the exercise of options in 2002 and unexercised options held at the end of 2002 with respect to the named executive officers:

Aggregated Option Exercises in 2002

and 2002 Year-End Option Values

Name	Number of Securities Acquired on Exercise(#)	Value Realized	Number of Securities Underlying Unexercised Options at 2002 Year-End		Value of Unexercised In-the-Money Options at 2002 Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Wayne W. Murdy	–0–	$–0–	444,750	342,067	$3,895,225	$936,375
Pierre Lassonde	–0–	$–0–	533,760	60,000	$8,094,057	$177,300
David H. Francisco	–0–	$–0–	384,500	102,500	$3,077,450	$455,250
John A. S. Dow	–0–	$–0–	370,280	102,781	$3,077,450	$396,150
Bruce D. Hansen	–0–	$–0–	223,165	107,500	$1,630,549	$520,900

(1)	Market value of underlying securities at year end ($29.23) less the exercise price of “in-the-money” options.

Equity Compensation Plan Information

Information regarding Newmont’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of Newmont’s existing equity compensation plans approved by stockholders and equity compensation plans not approved by stockholders is incorporated herein by reference in Item 5, Market for Registrant’s Common Equity and Related Stockholder Matters in Newmont’s annual report on Form 10-K for the year ended December 31, 2002.

Pension Plans and Other Benefits

Pension Plans. The following table shows the estimated pension benefits payable to a covered participant at normal retirement age (62 years) under the Corporation’s qualified defined benefit pension plan (the “Pension Plan”), as well as under its nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Corporation or its subsidiaries.

Pension Plan Table

	Years of Service
Remuneration	5	10	15	20	25	30
$ 500,000	$43,750	$87,500	$131,250	$175,000	$218,750	$262,500
$ 600,000	$52,500	$105,000	$157,500	$210,000	$262,500	$315,000
$ 700,000	$61,250	$122,500	$183,750	$245,000	$306,250	$367,500
$ 800,000	$70,000	$140,000	$210,000	$280,000	$350,000	$420,000
$ 900,000	$78,750	$157,500	$236,250	$315,000	$393,750	$472,500
$1,000,000	$87,500	$175,000	$262,500	$350,000	$437,500	$525,000
$1,100,000	$96,250	$192,500	$288,750	$385,000	$481,250	$577,500
$1,200,000	$105,000	$210,000	$315,000	$420,000	$525,000	$630,000
$1,300,000	$113,750	$227,500	$341,250	$455,000	$568,750	$682,500
$1,400,000	$122,500	$245,000	$367,500	$490,000	$612,500	$735,000
$1,500,000	$131,250	$262,500	$393,750	$525,000	$656,250	$787,500
$1,600,000	$140,000	$280,000	$420,000	$560,000	$700,000	$840,000
$1,700,000	$148,750	$297,500	$446,250	$595,000	$743,750	$892,500
$1,800,000	$157,500	$315,000	$472,500	$630,000	$787,500	$945,000
$1,900,000	$166,250	$332,500	$498,750	$665,000	$831,250	$997,500
$2,000,000	$175,000	$350,000	$525,000	$700,000	$875,000	$1,050,000

A participant’s remuneration covered by the Pension Plan is his or her average annual base salary and bonus, including amounts paid in the form of restricted stock (as reported in the Summary Compensation Table) for the 60 consecutive months in which the highest level of compensation was paid to the participant during the last 120 months of the participant’s career with the Corporation or its subsidiaries (except for Mr. Lassonde). The approximate years of actual credited service as of the end of 2002 for each named executive officer (except for Mr. Lassonde) is: Mr. Murdy—10 years (see “Executive Agreements” below); Mr. Francisco—12 years; Mr. Dow—24 years; and Mr. Hansen—20 years. Benefits shown are computed on a straight single life annuity basis beginning at age 62. Such amounts have not been reduced for Social Security benefits.

Mr. Lassonde participates in the Corporation’s International Retirement Plan (the “International Plan”), which provides participants with a basic, savings and supplemental payment upon retirement or termination of employment. The basic and savings payments are calculated based on participants’ age and annual compensation during each year of participation in the International Plan. Because Mr. Lassonde is over 50 years of age, an amount equal to 9% of his annual compensation for 2002 ($33,530) was accrued for his anticipated basic payment and an amount equal to 3% of his annual compensation for 2002 ($11,175) was accrued for his anticipated supplemental payment. Additionally, $12,000 was accrued for Mr. Lassonde’s anticipated savings payment. Pursuant to Mr. Lassonde’s Employment Contract, in 2004, accruals under the International Plan will increase to 18% of his annual compensation for his basic payment and 6% of his annual compensation for his supplemental payment. It is estimated that, upon retirement, Mr. Lassonde will be entitled to basic payment of $571,000 and a savings payment of $115,000. Mr. Lassonde also will be entitled to a supplemental payment of approximately $191,000 upon termination of his employment or retirement. Thus, the total estimated retirement payment for Mr. Lassonde under the International Plan is $877,000.

Officers’ Death Benefit Plan and Group Life Insurance Program. The Corporation has an Officers’ Death Benefit Plan for the benefit of the named executive officers and other executive officers of the Corporation. The plan provides a death benefit of three times annual base salary for an executive officer who dies while an active employee and a death benefit of one times final annual base salary for an executive officer who dies after retiring at or after normal retirement age. For retirement prior to normal retirement age, the post-retirement death benefit is 30% to 100% of one times final annual base salary, depending on the number of years to normal retirement age. Coverage under the Officers’ Death Benefit Plan is offset by group life insurance maintained for the benefit of all salaried employees of the Corporation and certain of its subsidiaries.

Executive Agreements

Mr. Murdy’s letter of offer of employment from the Corporation provides that if his employment is terminated other than for “cause” (as defined in the Corporation’s Severance Pay Plan), or if he terminates employment after a reduction in base salary or a significant reduction in duties and responsibilities (as determined by certain members of the Board of Directors of the Corporation), he will be entitled to receive 24 months of his then salary (as defined in the Corporation’s Severance Pay Plan) plus certain other severance benefits. Mr. Murdy’s letter agreement with the Corporation provides that upon his retirement from the Corporation on or after his 62nd birthday, he will receive an additional one-half year of “credited” service under the Corporation’s supplemental pension plan for each otherwise credited year of his service with the Corporation or any of its subsidiaries in computing his pension benefits. In the event Mr. Murdy’s employment with the Corporation or any of its subsidiaries terminates prior to his 62nd birthday, he will not be entitled to such benefit unless his termination constitutes a “qualifying termination” as defined in the letter agreement. Generally, a qualifying termination means (i) a termination due to Mr. Murdy’s death or disability, (ii) a termination by Mr. Murdy for “good reason” (as defined in the letter agreement), (iii) a termination of Mr. Murdy by the Corporation without cause (as defined in the Corporation’s Severance Pay Plan), or (iv) a termination that qualifies Mr. Murdy for enhanced severance benefits under his Change of Control Agreement (see “Change of Control Employment Agreements” below). Any benefits to which Mr. Murdy may be entitled under the Corporation’s Severance Pay Plan (as described below) reduce the benefits due under these arrangements.

Pursuant to Mr. Lassonde’s Employment Agreement dated February 16, 2002, Mr. Lassonde is paid a base salary of $450,000 annually to perform his duties as President of the Corporation, including, but not limited to, the management, operation, strategic direction and overall conduct of the merchant banking and business development functions of the Corporation. In addition, Mr. Lassonde is eligible to participate in Newmont’s incentive plans, welfare benefit program, stock option plan and retirement plans. Should Mr. Lassonde be terminated for any reason other than death, disability or cause, or if he terminates for good reason, prior to February 16, 2004, he will receive the greater of $750,000 or the benefit he would otherwise be eligible for under the Company’s Severance Plan. In the event his employment is terminated, Mr. Lassonde is not required to resign from the Board of Directors of the Corporation; instead, he will be considered a non-employee director at such time and will be eligible to be considered for nomination by the Board for re-election as a director at the next scheduled annual meeting of stockholders, on the same basis as any other non-employee director. Such agreement terminates on February 15, 2004; however, it allows for one-year renewals thereafter.

Effective December 31, 2001, Ronald C. Cambre resigned as Chairman of the Board of Directors of the Corporation. He remained on the Board of Directors as a non-employee Director beginning January 1, 2002, and retired as a director at the Annual Stockholders Meeting on May 15, 2002. Following his retirement, the Corporation entered into a consulting arrangement with Mr. Cambre under which he was paid a fee of $100,000 for 2002, in connection with his ongoing service to the Corporation as Chairman of the National Mining Association and with other industry organizations. In addition, upon a cashless exercise of stock options in April 2002, Mr. Cambre received $3.9 million at an average fair market value of $29.31 per share.

Change of Control Employment Agreements. The Corporation is a party to change of control employment agreements with each of the named executives officers, other than Mr. Lassonde. The change of control employment agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by the Corporation. If a Change of Control (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a Change of Control of the Corporation. If the Corporation terminates the executive’s employment (other than for cause, death or disability), the executive terminates for “good reason” during such three-year period, or the executive terminates employment for any reason during the 30-day period following the first anniversary of the Change of Control, and upon certain terminations prior to a Change of Control in connection with or in anticipation of a Change of Control, the executive is generally entitled to receive (a) three times the sum of (i) the executive’s annual base salary plus (ii) the executive’s annual bonus (as determined in the agreements), (b) accrued but unpaid compensation, (c) welfare benefits for three years, (d) a pro rata bonus for the year in which the termination of employment occurs, and (e) a lump sum payment having an actuarial value equal to the additional pension benefits the executive would have received if he or she had continued to be employed by the Corporation for an additional three years. In addition, the agreements provide that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended. In the event of a Change of Control, the agreements will supersede any individual employment agreements entered into by the Corporation with the executives, and the executive will not be permitted to participate in the Corporation’s severance plans or policies, including the Severance Pay Plan described below, during the three-year period following a Change of Control. Mr. Lassonde participates in the Corporation’s Change of Control Severance Plan for Executive Employees. In general, the terms of this Plan are similar to those of the change of control agreements described above, except for item (a) above, which under the Plan includes a payment of two (rather than three) times the sum of (i) the executive’s annual base salary plus (ii) the executive’s annual bonus.

Severance Pay Plan. Each of the named executive officers participates in the Corporation’s Severance Pay Plan. Participants in the Severance Pay Plan with at least one year of service (a) who have been continually employed by the Corporation or one of its subsidiaries or affiliates on and after August 1, 1991, or (b) whose employment with the Corporation or one of its subsidiaries or affiliates is involuntarily terminated other than for “cause” (as defined in the Severance Pay Plan) within 24 months after a change of control (as defined in the Severance Pay Plan) of the Corporation (other than those participants whose employment began on or after May 1, 1993) are entitled to receive a minimum of the greater of (i) four weeks of salary (as defined in the Severance Pay Plan), together with an additional two weeks of salary for each year of service; or (ii) from nine to 78 weeks of salary depending on the salary grade of the participant, calculated based on the participant’s salary as of April 30, 1993. Each of the named executive officers who are otherwise eligible for severance pay under clause (ii) above would receive 52 weeks of salary. Participants whose employment began on or after May 1, 1993 and whose employment is involuntarily terminated are entitled to receive only the amount determined as set forth in clause (i) in the previous sentence. Under the Severance Pay Plan, the maximum severance allowance benefit payable to a participant calculated as set forth above is 104 weeks of the participant’s salary. In addition to the amount described above, each participant is also entitled to a lump sum payment equal to the Corporation’s matching contribution that would have been made under the Corporation’s Retirement Savings Plan calculated in accordance with the relevant provisions of the Severance Pay Plan and any accrued and unused vacation time. Participants under the Severance Pay Plan are also entitled to certain fringe benefits, such as coverage under the Corporation’s medical and dental plans and life insurance plan, as set forth in the Severance Pay Plan.

Report of Compensation and Management Development Committee

on Executive Compensation

The report of the Compensation and Management Development Committee and the performance graph that follow shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that the Corporation specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation and Management Development Committee of the Board of Directors is composed entirely of directors who are not officers or employees of the Corporation or any of its subsidiaries, and are independent, as independent is defined in the proposed listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Guidelines. The Compensation and Management Development Committee has adopted a Charter that describes its responsibilities in detail. The Committee’s responsibilities include discharging the Board’s responsibilities relating to compensation of the Corporation’s executive officers and other key employees. Additional information about the Committee’s role in corporate governance can be found in the Committee’s charter, available at www.newmont.com under the Investor Information section.

The Compensation and Management Development Committee, in cooperation with management and independent experts in the field of executive compensation, is currently in the process of re-evaluating the Corporation’s executive compensation plans. The current evaluation process will ensure that the Corporation will continue to pay competitive base salaries, along with annual and long-term incentives, as necessary or desirable to attract and retain a highly-skilled and motivated executive team. The Committee intends to review the level and mix of executive compensation on a regular basis, as necessary to meet the compensation goals of the Corporation.

Currently, there are four elements to the Corporation’s executive compensation program—base salaries, annual incentives, intermediate term incentives and stock options. The Committee has determined that in general the value of the sum of these four elements, assuming certain performance-based targets are met, should be in the third quartile for comparable positions in the gold mining industry as set forth in the executive level compensation surveys described below.

Base Salaries. The base salaries for the Corporation’s executive officers, including Mr. Murdy and the other named executive officers, fall within salary ranges that reflect competitive base pay levels within the mining industry as a whole for the positions they hold. The Corporation subscribes to and participates in surveys of executive level compensation. One of the surveys in which the Corporation participates not only includes the companies that comprise the Standard & Poor’s Gold Index shown on the Corporation’s Performance Graph below, but also includes a number of companies which the Committee believes are more appropriate for comparison with the Corporation for purposes of analyzing executive compensation. The Corporation participates in other surveys as well, which cover a wide range of industries and companies. Although many of the companies included in these broader surveys are not capable of meaningful comparison with the Corporation, the Corporation uses such surveys to identify general trends in executive compensation. Based on a review of such survey information and the advice of expert compensation consultants, the Committee believes that the base salaries of the Corporation’s executive officers are generally in the median of salaries for comparable positions in the gold mining industry. Mr. Murdy’s base salary is consistent with the Corporation’s philosophy that base salaries be at approximately the median for comparable positions.

Annual Incentives. Annual incentive awards are made pursuant to the Corporation’s Annual Incentive Compensation Plan (“AICP”). The named executive officers (and other senior management) are eligible to receive both a corporate performance bonus and a personal performance bonus. Corporate performance bonuses are paid in cash and are based upon the attainment of (a) certain cost goals, (b) certain cash flow goals and (c) an earnings goal. All of these goals were established by the Committee. At year end, actual results are compared with the previously established goals to determine a performance percentage. In 2002, the Corporation’s executive officers and other senior management achieved a performance percentage of 79.7%.

Personal performance bonuses are based upon an evaluation of a participant’s personal contribution to the Corporation. In 2002, personal performance awards to the named executive officers and other AICP participants were based on certain subjective factors such as the individual skills, experience and accomplishments of the relevant executive officer, as well as such executive officers’ contributions to the positive results realized by the Corporation during 2002.

Participants in the AICP are assigned target awards as a percentage of their eligible base salary. Target awards increase at higher management levels to 100% of eligible base salary in the case of the Chief Executive Officer. Actual payouts were lower than the target percentages for 2002 because actual results were lower than target performance. The weighting of corporate performance and personal performance factors varies by participant, and in the case of Mr. Murdy is approximately two-thirds corporate performance and one-third personal performance at target.

Mr. Murdy’s total 2002 AICP bonus of $615,110 was equal to 95% of his 2002 base salary. Mr. Murdy’s corporate performance bonus of $346,985 (56% of such total award) was based on a payout percentage of 79.7%, as described above. His personal performance bonus of $268,125 (44% of such total award) was based on Mr. Murdy’s personal performance evaluation. In making this determination, the Committee considered the following accomplishments and positive results:

•	completion of the successful acquisitions of Franco-Nevada Mining Corporation Limited and Normandy Mining Limited, with minimal impact on pre-existing operations;
•	the successful integration of the Franco-Nevada and Normandy properties into the Corporation’s worldwide operations, including the retention of a number of key executives from each company and the realization of substantial synergies from the combination;
•	the successful results of the Corporation’s 2002 exploration program, highlighted by year-end equity gold reserves of 86.9 million ounces, representing the replacement of over 9 million reserve ounces depleted through production;
•	the increase of copper and gold reserves at Batu Hijau by 13 percent in 2002, despite using a lower long-term copper price assumption of $0.75 per pound;
•	the reduction of the Corporation’s net debt to total capitalization ratio to approximately 20 percent at year-end 2002;
•	the substantial reduction, on a pro forma basis, of total hedged ounces from 11.5 million ounces to 6.6 million ounces, and of committed hedged ounces from 9.0 million ounces to 5.2 million ounces; and
•	a renewed corporate emphasis in 2002 on safety and human resource development.

Intermediate Term Incentives. In 1997, the Corporation established the Intermediate Term Incentive Compensation Plan (“ITIP”) to provide incentive compensation to the named executive officers and to other participants at specified salary levels. The ITIP is intended to reward eligible participants based upon the attainment of objective financial and business goals over a three-year period established annually by the Committee. Such goals relate to gold production, cost of production, proven and probable gold reserves and earnings per share. The Corporation must achieve certain minimum results before any ITIP bonuses can be paid. ITIP bonuses are incrementally increased or decreased, as the case may be, depending on actual results. With respect to 2002, the payout percentage was 109.1% of target, based on 2002, 2001 and 2000 results. Bonuses are paid one-half in cash and one-half in the form of restricted shares of Newmont Common Stock. Such shares vest over two years. During such period, a recipient has the right to vote such shares and to receive dividends. Once fully vested, a recipient has all the rights of full ownership. Participants in the ITIP are assigned target awards as a percentage of their eligible base salary. For 2002, these target percentages ranged from 30% to 175%.

In recognition of Mr. Murdy’s contributions to the Corporation during the three-year plan period (2000-2002), the Committee, according to the terms of the ITIP, awarded Mr. Murdy a bonus of $1,241,012, of which approximately one-half was paid in cash, and one-half was awarded in restricted shares of Newmont Common Stock. This bonus was equal to 191% of his 2002 base salary.

Stock Options. The fourth element of executive compensation, stock options, is long term in nature and is designed to link executive rewards with stockholder value over time. The awarding of stock options promotes the creation of stockholder value because the benefits cannot be realized unless stock price appreciation occurs. The Committee believes that the number of stock options awarded should be sufficient in amount to provide a strong incentive to increase stockholder value, with the number of options increasing in proportion to the relative potential influence of the recipient on overall performance of the Corporation. In addition, the Committee believes that option awards are intended to reward recipients making a long-term commitment to the Corporation.

Summary. The Committee believes that the combination of competitive base salaries, annual incentives paid in cash, intermediate term incentives paid partially in cash and restricted stock and stock options represents a highly motivational and effective senior executive compensation program that works to attract and retain talented executives and strongly aligns the interests of senior management with those of the stockholders of the Corporation in seeking to achieve over time above average long-term returns on investment.

Submitted by the following members of the Compensation and Management Development Committee of the Board of Directors:

Joseph P. Flannery, Chairman	Robin A. Plumbridge
Glen A. Barton	John B. Prescott
Vincent A. Calarco	Michael K. Reilly

Five-Year Stockholder Return Comparison

The following graph assumes a $100 investment on December 31, 1997 in each of the Corporation’s common stock, the S&P Gold Index and the S&P 500 Index.

Cumulative Value of a $100 Investment

Assuming Reinvestment of Dividends

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02
Newmont Mining Corp.	$100	$62	$84	$59	$67	$102
S&P© 500	$100	$129	$156	$141	$125	$97
S&P© Gold Index*	$100	$88	$84	$70	$79	$100

*	Barrick Gold Corp., Newmont Mining Corporation and Placer Dome Inc.

Report of the Audit Committee

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that the Corporation specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee has reviewed and discussed with management the audited financial statements of the Corporation for the fiscal year ended December 31, 2002.

The Audit Committee has discussed with PricewaterhouseCoopers (“PwC”), the Corporation’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, and has discussed PwC’s independence with them.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the U.S. Securities and Exchange Commission.

Submitted by the following members of the Audit Committee of the Board of Directors:

Robin A. Plumbridge, Chairman	Michael S. Hamson
Vincent A. Calarco	James V. Taranik
James T. Curry, Jr.

Section 16(a) Reporting

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s executive officers and directors and holders of greater than 10% of the Corporation’s outstanding common stock to file initial reports of their ownership of the Corporation’s equity securities and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of the copies of such reports furnished to the Corporation and written representations from the Corporation’s executive officers and directors, the Corporation believes that all Section 16(a) filing requirements were complied with in 2002. In connection with the Corporation’s Savings and Equalization Plan, which became effective January 1, 2002, each of Wayne W. Murdy, David H. Francisco, John A.S. Dow, Bruce D. Hansen, Donald G. Karras and Thomas L. Enos were inadvertently late in filing reports under Section 16(a) regarding the Corporation’s monthly matching contributions of salary deferrals and, in the case of Mr. Francisco, a portion of his semi-monthly salary deferrals, that were deemed to be made in or invested in the Corporation’s common stock during 2002. In particular, each of these individuals was inadvertently late in filing a Form 5 reporting such monthly matching contributions and, in the case of Mr. Francisco, semi-monthly salary deferrals made during the period from January 1, 2002 through July 31, 2002 and was inadvertently late in filing a total of five Form 4s for monthly matching contributions and, in the case of Mr. Francisco, semi-monthly salary deferrals made in each of August, September, October, November and December 2002. A Form 5 for each of these individuals covering all relevant matching contributions and relevant salary deferrals for 2002 has been subsequently filed.

Other Matters

The Board of Directors does not intend to bring other matters before the Corporation’s Annual Meeting of Stockholders except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Additional information about Newmont, including its Annual Report on Form 10-K, is available through the Corporation’s website, at www.newmont.com.

APPENDIX A

NEWMONT MINING CORPORATION

AUDIT COMMITTEE CHARTER

The Board of Directors (the “Board”) of Newmont Mining Corporation (the “Corporation”) has established an Audit Committee (the “Committee”) comprised of at least three directors appointed by the Board. The membership qualifications, authority, responsibility and specific duties of the Audit Committee are described below:

MEMBERSHIP QUALIFICATIONS

To serve on the Committee, a director must be independent. To be considered independent, a director must meet the criteria for independence (a) required by the New York Stock Exchange and any applicable laws and regulations, and (b) established by the Board in the Corporation’s Corporate Governance Guidelines or otherwise. In addition, the director should receive no compensation from the Corporation or any of its affiliates (including fees paid directly or indirectly for any consulting or any legal, financial or other advisory services), other than director’s fees for service as a member of the Board and any committees thereof.

Committee members shall serve until their successors shall be duly designated and qualified. Any member may be removed at any time, with or without cause, by a majority of the Board then in office. Any vacancy in the Committee occurring for any cause may be filled by a majority of the Board then in office.

The Committee’s chairperson shall be designated by the Board. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the act of a majority of those present at any meeting at which there is a quorum shall be the act of the Committee.

The Committee may form and delegate authority to subcommittees when appropriate.

In addition, to serve on the Audit Committee, a director must be financially literate (or must become so within a reasonable period of time after being appointed to the Committee), as the Board of Directors interprets such qualification in its business judgment.

AUTHORITY

The Board of Directors has granted the Committee the authority herein provided, as well as the authority to investigate any activity of the Corporation and its subsidiaries. The Committee has been, and shall be, granted unrestricted access to all information and all employees have been, and shall be, directed to cooperate as requested by members of the Committee. The Committee has the authority to retain, at the Corporation’s expense, persons having special competencies (including, without limitation, legal, accounting or other consultants and experts) to assist the Committee in fulfilling its responsibilities.

PURPOSE AND RESPONSIBILITIES

The primary responsibility for financial and other reporting, internal controls, and compliance with laws and regulations, and ethics rests with the management of the Corporation. The Committee’s primary purposes are (1) to assist the Board in its oversight of the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements and corporate policies and controls, the independent auditor’s selection, retention, qualifications and independence, and the performance of the Corporation’s internal audit function, and (2) to prepare the “Report of the Audit Committee” to be included in the Corporation’s annual proxy statement. The Committee will assist the Board by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls that management and the Board of Directors have established, and the audit process.

The Committee is responsible for overseeing the integrity of the financial reporting process and that the financial statements adequately represent the Corporation’s financial condition, results of operations and cash flows. Secondly, the Committee is responsible for overseeing the Corporation’s compliance with corporate policies that provide processes, procedures and standards to follow in accomplishing the company’s goals and objectives. Thirdly, the Committee is responsible for understanding the Corporation’s financial reporting risks and the internal control structure.

The Committee is also responsible for confirming the independence and objectivity of the independent public accountants.

Each of the independent public accountants, the controller and the director of internal audit shall have direct and unrestricted access to the Committee as well as the opportunity to meet with the entire Board.

The Committee shall meet no less than four times annually. Additional or special meetings may be held at the Committee’s discretion.

SPECIFIC DUTIES

In discharging its responsibilities, the Committee shall have the sole authority to, and shall, do the following:

1.	Retain and, where appropriate, terminate the Corporation’s independent public accountants,

2.	Pre-approve all auditing services and related fees and the terms thereof, including the scope of the independent public accountants’ audit examination plan, procedures and timing of the audit, and

3.	Pre-approve any non-audit services (i.e., any services provided other than in connection with the audit or review of financial statements) to be rendered by the Corporation’s independent public accountants, including the terms thereof, and the fees to be paid in connection therewith.

The Committee may delegate to one or more members of the Committee the authority to pre-approve services to be provided by the independent public accountants. Any such pre-approval by one or more members of the Committee shall be reported to the full Committee at the next scheduled meeting. The pre-approval of auditing and non-auditing services can be done with input from, but no delegation of authority to, management.

The Committee is also expected to perform the following additional duties:

1.	Prior to the audit, review the experience and qualifications of the senior members of the independent public accountants’ audit team and the quality control procedures of the independent public accountant.

2.	Review with the director of internal audit the responsibilities, qualifications and staffing of the internal audit department, the budget and scope of the audits, any significant findings and management’s response thereto. Review the appointment, performance and replacement of the director of internal auditing.

3.	Review with the independent public accountants, the director of internal audit and management the Corporation’s policies and procedures relative to the adequacy of internal accounting and financial reporting controls, including controls over quarterly and annual financial reporting, computerized information systems and security.

4.	Make all necessary inquiries of management, the independent public accountants and the internal auditors concerning compliance with established standards of corporate conduct.

5.	Review with management, the director of internal audit and the independent public accountants (i) the Corporation’s policies with respect to risk assessment and risk management, (ii) the Corporation’s major financial risk exposures and (iii) the steps management has taken to monitor and control such exposures.

6.	Review with management and the independent public accountants the accounting and reporting principles and practices applied by the Corporation in preparing its financial statements, including: (i) major issues regarding accounting principles and financial statement presentations including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation; and (iv) earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

7.	Discuss with management generally the types of information (including financial information and earnings guidance) to be disclosed in earnings press releases and earnings calls, as well as to analysts and rating agencies.

8.	Prior to the release of each quarterly earnings press release, discuss with management and the independent public accountants the results for the quarter, including any significant transactions which occurred during the quarter, any significant adjustments, management judgments and accounting estimates, new accounting policies and any disagreements between management and the independent public accountants.

9.	Prior to the release of the annual financial statements, review with management and the independent public accountants, upon completion of their audit, the financial results for the year and the results of the audit, including (i) the Corporation’s annual financial statements and related footnotes; (ii) management’s discussion and analysis of the financial condition and results of operations; (iii) the results of the audit, including the nature and amount of unrecorded adjustments resulting from the audit; (iv) the independent public accountants’ management recommendations; (v) any significant transactions which occurred during the year; (vi) any significant adjustments; (vii) management judgments and accounting estimates; (viii) new accounting policies; (ix) all alternative treatments of financial information within generally accepted accounting principles, ramifications of the use of alternative disclosures and treatments, and the treatment preferred by the independent public accountants; and (x) any disagreements between management and the independent public accountants.

10.	Prior to the release of quarterly financial statements, review with management and the independent public accountants, the Corporation’s quarterly financial statements for such quarter, including (i) the financial statements and related footnotes, (ii) management’s discussion and analysis of the financial condition and results of operations, (iii) the result of the quarterly review, including the nature and amount of unrecorded adjustments resulting from the review, (iv) any significant transactions which occurred during the quarter, (v) any significant adjustments, (vi) critical accounting policies and practices, (vii) new accounting policies, (viii) all alternative treatments of financial information within generally accepted accounting principles, ramifications of the use of alternative disclosures and treatments, and the treatment preferred by the independent public accountants, and (ix) any disagreements between management and the independent public accountants.

11.	At least annually, (i) obtain and review from the independent public accountants a written statement delineating all their relationships with the Corporation, consistent with the Independence Standards Board Standard I, which is to include all non-audit services provided and related fees and (ii) discuss with the independent public accountants any disclosed relationships or services that may impact the objectivity and independence of the accountants and take appropriate action to satisfy itself as to the independence of the accountants.

12.

At least annually, (i) obtain and review a written report by the independent public accountants describing (a) the firm’s internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting any independent audit carried out by the firm, and any steps taken to deal with any such issues, and (ii) review the independent public accountants’ work throughout the year, including obtaining the opinions of management and the Corporation’s internal auditors. Based upon the foregoing, (i) evaluate the independent public accountants’ (including the lead partner’s) performance and (ii) present the Committee’s conclusions to the full Board.

13.	Prepare the “Report of the Audit Committee” included in the Corporation’s annual proxy statement. Such report is to include:

•	That matters required by Statement on Auditing Standards No. 61 have been discussed with the independent public accountants;

•	That the independence of the independent public accountants has been discussed with them;

•	That the audited financial statements have been reviewed and discussed with management; and

•	The Committee’s recommendation with regard to the audited financial statements.

14.	Meet periodically and separately with each of management, the internal auditors and the independent public accountants.

15.	Review and evaluate the internal auditors’ work throughout the year, and present the Committee’s conclusions to the full Board.

16.	At least quarterly, review with the independent public accountants difficulties or problems encountered in the course of any audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

17.	Set clear hiring policies for employees or former employees of the independent public accountants in accordance with applicable laws and regulations.

18.	Take such action as necessary to assure the rotation of the lead audit partner at least every five years or such other period as may be required under applicable law.

19.	Establish procedures for processing internal complaints regarding accounting, internal controls or auditing matters, and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing practices.

20.	Conduct an annual performance self-evaluation of the Committee.

21.	Apprise the Board of Directors regularly of significant developments in the course of performing the above duties, including reviewing with the full Board any issues that arise with respect to the quality or integrity of the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the company’s independent public accountants, or the performance of the internal audit function.

22.	Review and reassess the adequacy of this charter on a regular basis and submit any proposed revisions to the Board for consideration and approval.

PROXY

NEWMONT MINING CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 7, 2003

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF NEWMONT MINING CORPORATION

The undersigned, a holder of record shares of common stock, par value $1.60 per share of Newmont Mining Corporation at the close of business on March 5, 2003 (the “Record Date”) hereby appoints Bruce D. Hansen, Britt D. Banks and Sharon E. Thomas, and each or any of them, the proxy or proxies of the undersigned, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the common stock of Newmont Mining Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at 10:00 a.m. local time on Wednesday, May 7, 2003 in the Hershner Room, 1700 Lincoln Street, Denver, Colorado and any adjournments thereof, upon the matters listed on the reverse side hereof. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

YOUR ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU VOTE ONE OF THE THREE WAYS DESCRIBED BELOW.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

or

2.	Call toll free 1-800-435-6710 on a Touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

3.	Vote by Internet at our Internet Address: http://www.eproxy.com/nem

PLEASE VOTE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1.	Please ☐ Mark Here for Address Change or Comments SEE REVERSE SIDE

Item 1. Election of Directors:	FOR ALL ☐	WITHHELD FOR ALL ☐

The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof.

By execution of the Proxy, the undersigned hereby authorizes such proxies or their substitutes to vote in their discretion on such other business as may properly come before the Annual Meeting.

Proxies can only be given by Newmont Mining common stockholders of record on the Record Date. Please sign your name below exactly as it appears on your stock certificate(s) on the Record Date or on the label affixed hereto. When the shares of Newmont Mining common stock are held of record by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement.

Nominees: 01 G.A. Barton 03 J.T. Curry, Jr. 05 M.S. Hamson 07 P. Lassonde 09 W.W. Murdy 11 J.B. Prescott 13 S. Schulich	02 V.A. Calarco 04 J.P. Flannery 06 L.I. Higdon, Jr. 08 R.J. Miller 10 R.A. Plumbridge 12 M.K. Reilly 14 J.V. Taranik

FOR ALL EXCEPT NOMINEES WRITTEN IN THE SPACE PROVIDED BELOW.

Signature                                                         Signature                                                         Date

é FOLD AND DETACH HERE é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/nem

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

NEWMONT MINING CORPORATION

Notice to Exchangeable Shareholders

Our records show that you own Exchangeable Shares of Newmont Mining Corporation of Canada Limited (formerly known as Franco-Nevada Mining Corporation Limited), a Canadian company. The Exchangeable Shares provide you with economic and voting rights which are, as nearly as practicable, equivalent to those of holders of shares of common stock of Newmont Mining Corporation (the “Company”), the U.S. parent of Newmont Mining Corporation of Canada Limited, including the right to attend and vote at meetings of the common stockholders of the Company. The Company will be holding an annual meeting (the “Annual Meeting”) of its common stockholders on May 7, 2003 to elect directors.

At such Annual Meeting you will have voting rights, based on the number of Exchangeable Shares you hold. You are permitted to instruct Computershare Trust Company of Canada, the Trustee under the Voting and Exchange Trust Agreement, as to how the Trustee is to vote your Exchangeable Shares at the Annual Meeting of the Company. If you do not give voting instructions, the Trustee will not be entitled to exercise the voting rights attached to your Exchangeable Shares. Alternatively, you may instruct the Trustee to give you or a person designated by you a proxy to exercise personally the voting rights attached to your Exchangeable Shares. To instruct the Trustee as to how you wish to exercise your voting rights, you must complete, sign, date and return the enclosed Voting Instruction Form to the Trustee by 5:00 p.m., Toronto time, on May 1, 2003. The Trustee will not be obligated to act on any instructions received after that time. Whether or not you plan to attend, please sign, date and return the Voting Instruction Form in the envelope provided in order to ensure that your Exchangeable Shares will be represented at the Annual Meeting.

You have the right to revoke any instructions to the Trustee by giving written notice of revocation to the Trustee or by executing and delivering to the Trustee a later-dated Voting Instruction Form. No notice of revocation or later-dated Voting Instruction Form, however, will be effective unless received by the Trustee prior to 5:00 p.m., Toronto time, on May 1, 2003.

Non-Registered Holders

Only registered holders of Exchangeable Shares of Newmont Mining Corporation of Canada Limited are permitted to instruct the Trustee as to how to vote their Exchangeable Shares at the Annual Meeting or to attend and vote at the Annual Meeting in person or by proxy as described above. You may be a beneficial owner of Exchangeable Shares (a “Non-Registered Holder”) if your Exchangeable Shares are registered either:

(i)	in the name of an intermediary (an “Intermediary”) with whom you deal in respect of the Exchangeable Shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(ii)	in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

Newmont Mining Corporation of Canada Limited has distributed copies of the Notice of Meeting, the Proxy Statement dated March 27, 2003 and this Notice to Exchangeable Shareholders (collectively, the “meeting materials”) to Intermediaries who are required to forward these meeting materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. If you are a Non-Registered Holder who has not waived the right to receive meeting materials you will be given either:

(i)	a voting instruction form which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of Exchangeable Shares beneficially owned by you but which is otherwise uncompleted. This voting instruction form need not be signed by you. In this case, if you wish to direct the voting of the Exchangeable Shares held by you or attend and vote at the Annual Meeting (or have another person attend and vote on your behalf) you should properly complete the voting instruction form and deposit it with Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 or by fax to (416) 981-9803 prior to 5:00 p.m., Toronto time, on May 1, 2003; or

(ii)	a voting instruction form which must be completed and signed by you in accordance with the directions on the voting instruction form (which may in some cases permit the completion of the voting instruction form by telephone).

The purpose of these procedures is to permit you, as a Non-Registered Holder, to direct the voting of the Exchangeable Shares you beneficially own or to attend and vote at the Annual Meeting, in person or by proxy. Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies.

A Non-Registered Holder may revoke a voting instruction form given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form that is not received by the Intermediary at least seven days prior to the Annual Meeting.

Information relating to Newmont Mining Corporation

Exchangeable Shares are exchangeable on a one-for-one basis for shares of common stock of Newmont Mining Corporation and you, as a holder of Exchangeable Shares, are entitled to receive dividends from Newmont Mining Corporation payable at the same time as and equivalent to, on a per-share basis, any dividends paid by Newmont Mining Corporation to holders of its shares of common stock. As a result of the economic equivalency and voting rights between the Exchangeable Shares and shares of common stock of Newmont Mining Corporation you, as a holder of Exchangeable Shares, will have a participating interest determined by reference to Newmont Mining Corporation and not Newmont Mining Corporation of Canada Limited. Accordingly, it is information related to Newmont Mining Corporation that is relevant to you and enclosed in this package is Newmont Mining Corporation’s Proxy Statement which we urge you to read carefully.

Denver, Colorado

March 27, 2003

VOTING INSTRUCTION FORM

DIRECTION GIVEN BY REGISTERED HOLDERS OF

EXCHANGEABLE SHARES OF NEWMONT MINING CORPORATION

OF CANADA LIMITED FOR THE MAY 7, 2003 ANNUAL

MEETING OF STOCKHOLDERS OF NEWMONT MINING CORPORATION

The undersigned, having read the Notice of Annual Meeting (the “Annual Meeting”) of stockholders of Newmont Mining Corporation (the “Company”) to be held in the Hershner Room, 1700 Lincoln Street, Denver, Colorado, U.S.A., on Wednesday, May 7, 2003, at 10:00 a.m. local time, the Proxy Statement dated March 27, 2003, and the accompanying Notice to Exchangeable Shareholders, receipt of each of which is hereby acknowledged, does hereby instruct and direct Computershare Trust Company of Canada (the “Trustee”), pursuant to the provisions of the Voting and Exchange Trust Agreement (the “Agreement”) dated as of February 16, 2002, among the Company, Newmont Mining Corporation of Canada Limited and the Trustee, as follows:

(PLEASE NOTE:    IF NO DIRECTION IS MADE AND YOU SIGN BELOW, THE TRUSTEE IS HEREBY AUTHORIZED AND DIRECTED TO VOTE FOR ITEM 1 BELOW AND AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO VOTE IN ITS DISCRETION.)

(Please select one of A, B or C)

A	☐

Exercise or cause to be exercised, whether by proxy given by the Trustee to a representative of the Company or otherwise, the undersigned’s voting rights at the Annual Meeting, or any postponement or adjournment thereof, as follows:

(Please complete the following only if you have selected Alternative A)

			1.	ELECTION OF DIRECTORS

Nominees: 01 G.A. Barton, 02 V.A. Calarco, 03 J.T. Curry, Jr., 04 J.P. Flannery, 05 M.S. Hamson, 06 L.I. Higdon, Jr., 07 P. Lassonde, 08 R.J. Miller, 09 W.W. Murdy, 10 R.A. Plumbridge, 11 J.B. Prescott, 12 M.K. Reilly, 13 S. Schulich, 14 J.V. Taranik

				FOR ALL ☐	WITHHELD FOR ALL ☐
FOR ALL EXCEPT NOMINEES WRITTEN IN THE SPACE PROVIDED BELOW

2.

To vote, in its discretion, on any other business which may properly be brought before the meeting or any adjournment thereof.

(If you have selected Alternative A, please go directly to the signature line on this page)

B.		☐

Deliver a proxy card to the undersigned at the Annual Meeting with respect to all the Exchangeable Shares of Newmont Mining Corporation of Canada Limited held by the undersigned on the record date for the Annual Meeting so that the undersigned may exercise personally the undersigned’s voting rights at the Annual Meeting or any postponement or adjournment thereof.

(If you have selected Alternative B, please go directly to the signature line on this page)

C.		☐

Deliver a proxy card to                  to attend and act for and on behalf of the undersigned at the Annual Meeting with respect to all the Exchangeable Shares of Newmont Mining Corporation of Canada Limited held by the undersigned on the record date for the Annual Meeting with all the powers that the undersigned would possess if personally present and acting thereat including the power to exercise the undersigned’s voting rights at the Annual Meeting or any postponement or adjournment thereof.

Executed on the          day of                                 , 2003.

Signature:

Print Name:

NOTES:

(1)	A shareholder has the right to appoint a person to represent him/her at the Annual Meeting by inserting in the space provided the name of the person the shareholder wishes to appoint. Such person need not be a shareholder.

(2)	To be valid, this Voting Instruction Form must be signed and deposited with Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 in the enclosed return envelope or by fax to (416) 981-9803 prior to 5:00 p.m., Toronto time, on May 1, 2003 or, if the Annual Meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjourned Annual Meeting.

(3)	If an individual, please sign exactly as your Exchangeable Shares are registered.

(4)	If the shareholder is a corporation, this Voting Instruction Form must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed.

(5)	If Exchangeable Shares are registered in the name of an executor, administrator or trustee, please sign exactly as the Exchangeable Shares are registered. If the Exchangeable Shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided. This Voting Instruction Form must be signed by the legal representative with his/her name printed below his/her signature and evidence of authority to sign on behalf of the shareholder must be attached to this Voting Instruction Form.

(6)	In many cases, Exchangeable Shares beneficially owned by a holder (a “Non-Registered Holder”) are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the section entitled “Non-Registered Holders” in the accompanying Notice to Exchangeable Shareholders and carefully follow the instructions of their intermediaries.

(7)	If a share is held by two or more persons, each should sign this Voting Instruction Form.

(8)	If this Voting Instruction Form is not dated in the space provided, it is deemed to bear the date on which it is mailed to the shareholder.

CDI Voting Instruction Form

[NEWMONT LOGO]	Newmont Mining Corporation ARBN 099 065 997 Incorporated in Delaware, USA with limited liability	Share Registry: National Shareholder Services Pty Limited PO Box 7156 Hutt Street, Adelaide, 5000 South Australia, Australia

Annual Meeting of Stockholders May 7, 2003, Denver Colorado, USA		Telephone + 61 8 8232 0003 Facsimile + 61 8 8232 0072

Name	Holder ID
Name/Address
Name/Address
Address
Address

1.    Your Vote is Important

Your voting instructions are sought in respect of your holding of Newmont Mining Corporation (Newmont) CDIs. CHESS Depository Nominees Pty Ltd has received a proxy solicitation from the Board of Directors of Newmont and will vote the underlying shares of Newmont Common Stock in accordance with your instructions.

2.    Voting Instructions

I/We being a holder of Newmont CHESS Depository Interests (CDIs) as at the record date of March 5, 2003 hereby direct CHESS Depository Nominees Pty Ltd to vote the shares underlying my/our holding at the Annual Meeting in respect of the resolutions outlined below, as follows:

TO ELECT DIRECTORS:

Please mark the boxes to indicate your directions.

		For	Against	Abstain			For	Against	Abstain

1.	Glen A. Barton	☐	☐	☐	8.	Robert J. Miller	☐	☐	☐

2.	Vincent A. Calarco	☐	☐	☐	9.	Wayne W. Murdy	☐	☐	☐

3.	James T. Curry, Jr	☐	☐	☐	10.	Robin A. Plumbridge	☐	☐	☐

4.	Joseph P. Flannery	☐	☐	☐	11.	John B. Prescott	☐	☐	☐

5.	Michael S. Hamson	☐	☐	☐	12.	Michael K. Reilly	☐	☐	☐

6.	Leo I. Higdon, Jr	☐	☐	☐	13.	Seymour Schulich	☐	☐	☐

7.	Pierre Lassonde	☐	☐	☐	14.	James V. Taranik	☐	☐	☐

By execution of this CDI Voting Instruction Form the undersigned hereby authorises CHESS Depository Nominees Pty Ltd to appoint such proxies or their substitutes to vote in their discretion on such business as may properly come before the meeting.

3. Authorised Signature(s):

This Instruction Form must be signed by the CDI holder(s), or if a corporation, in accordance with its constitution (articles) and under its Common Seal (if applicable), or under the hand of an Authorised Officer or Attorney. (Refer to notes overleaf.)

INDIVIDUALS	COMPANIES

Individual or first joint holder	Sole Director and Sole Secretary

Second joint holder	Director

Date	Director/Secretary	Common Seal (if applicable)

In case of a query please provide:	Contact name	Daytime telephone number

4.    Lodgement of Form

Please return your completed, signed form to National Shareholder Services Pty Ltd so that it is received by 5.00pm Friday 2 May 2003 (see over).

PLEASE REFER TO THE NOTES AND INSTRUCTIONS OVERLEAF

Notes and Instructions for Completion of CDI Voting Instruction Form

1.    Your Vote is Important

Each Newmont CDI is equivalent to one tenth of one share of Newmont Common Stock, so that every ten CDIs that you hold as at the record date of March 5, 2003 entitles you to give voting directions in respect of one share of Common Stock.

CHESS Depository Nominees Pty Ltd (CDN) is the stockholder of record for the Common Stock that it represented by your CDIs. CDN will vote the underlying shares of Common Stock in accordance with the directions of CDI holders.

Please complete, sign and return the CDI Voting Instruction Form to give your voting directions.

2.    To Give Your Voting Instructions

To give your voting directions, please complete Section 2 of the form (overleaf). You can complete the appropriate boxes to indicate your voting directions (either for, against or abstain) for each resolution. If you mark the abstain box, you are directing the proxy not to vote on that item. If a tick is placed in a box, your total CDI holding will be voted in that manner. You may if you wish, split your voting direction by inserting the number of CDIs you wish to vote in the appropriate box. The voting directions will be invalid if the total CDI holding shown in the For, Against and Abstain boxes is more than your total CDI holding as shown on the CDI register.

3.    Instructions for Signing

You must sign the form to authorise your instructions. Please sign as follows:

INDIVIDUALS	This proxy must be signed by the shareholder(s).

JOINT HOLDERS	This proxy must be signed by the shareholder(s).

COMPANIES

Please ensure that the proxy is signed by:

•      the Sole Director and Sole Secretary (one signatory); or

•      a Director and the Company Secretary (two signatories); or

•      two Directors (two signatories); as required under the constitution of your company and affix the common seal, if applicable.

POWER OF ATTORNEY

If signed under Power of Attorney, the Attorney by signing, states that no revocation of the Power has been received. Power of Attorney must have been exhibited previously with the Company or else a certified copy must accompany this form.

4.    Lodgement Instructions

Your CDI Voting Instruction Form must be received by 5.00pm Friday 2 May 2003 otherwise it will be invalid.

Please return your form as follows:

BY MAIL TO:	HAND DELIVER TO:	BY FAX TO:

National Shareholder Services	National Shareholder Services	National Shareholder Services
PO Box 7156, Hutt Street	180 Flinders Street	(08) 8232 0072 (Australia)
Adelaide SA 5000	Adelaide SA 5000	+61 8 8232 0072 (overseas)
Australia

Further Assistance

For further assistance please contact Newmont’s CDI registry, National Shareholder Services on (08) 8232 0003 (Australia) or +61 8 8232 0003 (overseas).